Form N-SAR
Sub-Item 77I
Terms of new or amended securities


Nuveen Investment Trust
333-03715, 811-07619

On September 26, 2013, under Form 485B POS, accession number 0001193125-13-379389, a prospectus containing a new series of the Trust was filed with the SEC and is herein incorporated by reference as an exhibit to the Sub-Item 77I of Form N-SAR.

The new series is Nuveen Global Tactical Opportunities Plus
Fund.


See the Prospectus for terms of the securities.